Exhibit 99.02
Page 1
Southern Company
Financial Highlights
(In Millions of Dollars Except Earnings Per Share)

	Three Months Ended March
Net Income–As Reported (See Notes)	2023	2022
Traditional Electric Operating Companies	$610	$774
Southern Power	102	72
Southern Company Gas	309	319
Total	1,021	1,165
Parent Company and Other	(159)	(133)
Net Income–As Reported	$862	$1,032

Basic Earnings Per Share[1]	$0.79	$0.97
Average Shares Outstanding (in millions)	1,091	1,063
End of Period Shares Outstanding (in millions)	1,090	1,063

Non-GAAP Financial Measures	Three Months Ended March
Net Income–Excluding Items (See Notes)	2023	2022
Net Income–As Reported	$862	$1,032
Less:
Estimated Loss on Plants Under Construction[2]	(2)	(1)
Tax Impact	1	—
Loss on Extinguishment of Debt[3]	(5)	—
Tax Impact	1	—
Net Income–Excluding Items	$867	$1,033

Basic Earnings Per Share–Excluding Items	$0.79	$0.97
- See Notes on the following page.

Exhibit 99.02

Southern Company
Financial Highlights

Notes
(1)Dilution is not material in any period presented. Diluted earnings per share was $0.79 and $0.97 for the three months ended March 31, 2023 and 2022, respectively.
(2)Earnings for the three months ended March 31, 2023 and 2022 also include charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power Company's integrated coal gasification combined cycle facility project in Kemper County, Mississippi. Mississippi Power Company expects to incur additional pre-tax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling approximately $15 million annually through 2025. Additionally, further charges and credits related to estimated probable losses on Georgia Power Company's construction of Plant Vogtle Units 3 and 4 may occur; however, the amount and timing are uncertain.
(3)Earnings for the three months ended March 31, 2023 include costs associated with the extinguishment of debt at Southern Company. Similar transaction costs may occur in the future at Southern Company or one of its unregulated subsidiaries; however, the amount and timing of any such costs are uncertain.